Exhibit 5.1

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, New York 10018

(917) 512-0827 Fax: (212) 202-6380

E-mail: ltaubman@huntertaubmanlaw.com

July 17, 2017

American BriVision (Holding) Corporation

11 Sawyers Peak Drive

Goshen, NY 10924

Ladies and Gentlemen:

We have acted as counsel to American BriVision (Holding) Corporation, a Nevada company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of this Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed sale by the selling shareholders listed therein (the “Selling Shareholders”) of 55,453,224 shares of the Company’s common stock (the “Common Stock”).

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the Selling Shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement. The opinions we express herein are limited to matters involving the Nevada corporate laws and the federal laws of the United States and are further expressly limited to the matters set forth herein and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, its securities or the Common Stock. Accordingly, no provision of this letter is intended to be, nor shall any such provision be construed as, an opinion concerning any matter not specified in this letter.

The opinion specified in this letter is as of the date of this letter, and we assume no obligation to update or supplement that opinion, if any applicable law changes after the date of this letter or if we become aware after the date of this letter of any fact, whether existing before or occurring after the date of this letter, that might change the opinion specified in this letter.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Interest of Named Experts and Counsel” included in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission.

Sincerely,

/s/ Hunter Taubman Fischer & Li LLC

Hunter Taubman Fischer & Li LLC